Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Shell Midstream Partners, L.P. (the “Partnership”) for the registration of $1,000,000,000 of its common units representing limited partner interests and Partnership securities representing limited partner interests and to the incorporation by reference therein of our report dated February 20, 2018, with respect to the financial statements of Mars Oil Pipeline Company LLC, included in Shell Midstream Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 2, 2018